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                                                                       EXHIBIT 5

Internal Revenue Service                              Department of the Treasury
District Director
31 Hopkins Plaza
Baltimore, MD 21201-0000

Date: January 25, 1995

HANOVER DIRECT, INC.
c/o Alicia Alcosser, Richard Howell
Williams, Thacher & Rand, Inc.
630 Third Avenue, 10th Floor
New York, NY 10017

       Employer Identification Number 13-0853260
      File Folder Number: 521018891
      C/Person to Contact: EP/EO Customer Service Unit
      Contact Telephone Number: (410) 962-6058
      Plan Name: HANOVER DIRECT SAVINGS AND RETIREMENT PLAN
      Plan Number: 001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued  qualification of the plan under  its present form will depend on
its  effect  in  operation.  (See   section  1.401-l(b)(3) of  the  Income   Tax
Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on October 6, 1994.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-l(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 401(b) of the Code.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption 'Limitations of a Favorable Determination Letter'.

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     The information  on the  enclosed  addendum is  an  integral part  of  this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                          Sincerely yours,
                                          District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide for Employee
  Benefit Plans
Addendum

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     This  determination letter includes  the following Participating Controlled
Group employers: Gump Holding, Inc., Gumps, Inc.

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